Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
First Quarter 2016 Results

HOLLAND, Mich. (April 28, 2016) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the first quarter of 2016, reflecting continued improvement in financial performance.

●	Net income of $3.5 million in first quarter 2016, up 23% from $2.8 million in first quarter 2015
●	Strong growth in total loans - up $18.3 million since year-end 2015
●	Net interest income increase aided by growth in loans
●	First quarter revenue growth of $1.4 million, or 9%, compared to first quarter 2015
●	Past due loans only 0.07% of total loans at end of first quarter 2016, down from 0.22% at the end of first quarter 2015
●	Nonperforming assets down 55% from first quarter 2015
●	Strong loan collection results – five consecutive quarters of net recoveries

Macatawa reported net income of $3.5 million, or $0.10 per diluted share, in the first quarter 2016 compared to $2.8 million, or $0.08 per diluted share, in the first quarter 2015.

"We made excellent progress in the first quarter of 2016 with improved earnings performance, loan portfolio growth and improved asset quality.  First quarter net income grew by 23 percent over the prior year first quarter,” said Ronald L. Haan, President and CEO of the Company.  “Our earnings improvement was due primarily to increased net interest income fueled by our continued growth in portfolio loans, which were up $18.3 million since year end 2015.  Consistent with our objectives, we have achieved this loan growth while also improving the quality of our loan portfolio.  Quarter end delinquencies reached a new Company low at 0.07 percent of total portfolio loans.  We experienced net loan recoveries again this quarter and have for the past five quarters.  As a result, we again had a negative provision for loan losses.  While expenses associated with the administration and disposition of problem assets remained elevated during the first quarter of 2016, they were half of the level we experienced in the first quarter of 2015, and we had a further 9 percent reduction in the level of our non-performing assets since year end 2015.  We expect to continue to see reductions in non-performing asset expenses through the remainder of 2016.”

Mr. Haan continued:  "Non-interest income categories also improved during the first quarter of 2016.  Deposit service charges and earnings on our bank owned life insurance drove the increase in non-interest income.  We are pleased with the increase in our revenue sources as this diverse growth fosters further stability in our earnings performance.”

Macatawa Bank Corporation 1Q Results / page 2 of 5

Mr. Haan concluded:  "We continue to make excellent progress with momentum for continued growth and improved operating performance on a strong capital base.  The continued growth in our loan and deposit portfolios and significant reduction in problem assets puts us in a position to deliver even better operating performance going forward.”

Operating Results
Net interest income for the first quarter 2016 totaled $11.7 million, an increase of $277,000 from the fourth quarter 2015 and an increase of $1.1 million from the first quarter 2015.  Net interest margin was 3.09 percent, up 6 basis points from the fourth quarter 2015, and up 2 basis points from the first quarter 2015.

Average interest earning assets for the first quarter 2016 increased $12.1 million from the fourth quarter 2015 and were up $123.5 million from the first quarter 2015.

Non-interest income increased $105,000 in the first quarter 2016 compared to the fourth quarter 2015 and increased $313,000 from the first quarter 2015.  The increase in the first quarter 2016 was primarily due to an increase in income from bank owned life insurance, partially offset by a reduction in gains on sales of mortgage loans.  The Bank originated $18.9 million in loans for sale in the first quarter 2016 compared to $23.4 million in loans for sale in the fourth quarter 2015 and $23.4 million in loans for sale in the first quarter 2015.

Non-interest expense was $11.6 million for the first quarter 2016, compared to $12.6 million for the fourth quarter 2015 and $11.9 million for the first quarter 2015.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which decreased $1.3 million compared to the fourth quarter 2015 and $416,000 compared to the first quarter 2015.  The large fluction from the fourth quarter 2015 was due to a $1.1 million loss taken on the sale of the Bank’s largest individual other real estate owned property at the end of the fourth quarter 2015.  Other categories of non-interest expense were relatively flat compared to the fourth quarter 2015 and the first quarter 2015.

Federal income tax expense was $1.4 million for the first quarter 2016 compared to $1.6 million for the fourth quarter 2015 and $1.2 million for the first quarter 2015.  The effective tax rate was 28.6% for the first quarter 2016, compared to 30.6% for the fourth quarter 2015 and 30.4% for the first quarter 2015.  The decrease in the effective tax rate for the first quarter 2016 was due to the elevated level of earnings on bank owned life insurance during the quarter due to the payment of a death benefit during the quarter.

Macatawa Bank Corporation 1Q Results / page 3 of 5

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios and net loan recoveries experienced in the first quarter 2016, a negative provision for loan losses of $100,000 was recorded in the first quarter 2016.  Net loan recoveries for the first quarter 2016 were $148,000, compared to fourth quarter 2015 net loan recoveries of $614,000 and first quarter 2015 net loan recoveries of $718,000.  The Company has experienced net loan recoveries in each of the past five quarters, and in nine of the past ten quarters. Total loans past due on payments by 30 days or more amounted to $796,000 at March 31, 2016, down 41.9 percent from $1.4 million at December 31, 2015 and down 68.0 percent from $2.5 million at March 31, 2015.  Delinquency as a percentage of total loans was 0.07 percent at March 31, 2016, a new quarterly low for the Company.

The allowance for loan losses of $17.1 million was 1.41 percent of total loans at March 31, 2016, compared to 1.43 percent of total loans at December 31, 2015, and 1.65 percent at March 31, 2015.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 4,011.48 percent as of December 31, 2015, compared to 2,259.39 percent at December 31, 2015, and 190.40 percent at March 31, 2015.

At March 31, 2016, the Company's nonperforming loans had declined to $427,000, representing 0.04 percent of total loans.  This compares to $756,000 (0.06 percent of total loans) at December 31, 2015 and $9.8 million (0.86 percent of total loans) at March 31, 2015.  Other real estate owned and repossessed assets were $16.1 million at March 31, 2016, compared to $17.5 million at December 31, 2015 and $27.1 million at March 31, 2015. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $20.3 million, or 55.0 percent, from March 31, 2015 to March 31, 2016.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	March 31, 2016		December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Commercial Real Estate		$312	$525	$922	$1,188	$2,610
Commercial and Industrial		79	174	3,119	2,392	6,732
Total Commercial Loans		391	699	4,041	3,580	9,342
Residential Mortgage Loans		2	2	42	2	64
Consumer Loans		34	55	128	134	405
Total Non-Performing Loans		$427	$756	$4,211	$3,716	$9,811

Residential Developer Loans (a)	$	---	$195	$369	$174	$213

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Macatawa Bank Corporation 1Q Results / page 4 of 5

Total non-performing assets were $16.6 million, or 1.01 percent of total assets, at March 31, 2016.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Non-Performing Loans	$427	$756	$4,211	$3,716	$9,811
Other Repossessed Assets	---	---	---	---	38
Other Real Estate Owned	16,162	17,572	25,671	26,303	27,038
Total Non-Performing Assets	$16,589	$18,328	$29,882	$30,019	$36,887

Balance Sheet, Liquidity and Capital
Total assets were $1.64 billion at March 31, 2016, a decrease of $89.7 million from $1.73 billion at December 31, 2015 and an increase of $29.8 million from $1.60 billion at March 31, 2015.  Total assets were elevated at December 31, 2015 due to a year end seasonal inflow of business and municipal deposits.  Total loans were $1.22 billion at March 31, 2016, an increase of $18.3 million from $1.20 billion at December 31, 2015 and an increase of $80.9 million from $1.14 billion at March 31, 2015.

Commercial loans increased by $75.7 million from March 31, 2015 to March 31, 2016, along with an increase of $5.1 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans increased by $28.6 million and commercial and industrial loans increased by $47.1 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Construction and Development	$73,621	$74,210	$77,320	$77,363	$77,494
Other Commercial Real Estate	443,095	434,462	427,797	397,042	410,578
Commercial Loans Secured by Real Estate	516,716	508,672	505,117	474,405	488,072
Commercial and Industrial	388,625	377,298	376,966	350,202	341,530
Total Commercial Loans	$905,341	$885,970	$882,083	$824,607	$829,602

Residential Developer Loans (a)	$28,521	$30,112	$32,147	$29,741	$29,415

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

At March 31, 2016, total performing loans amounted to $1.22 billion, an increase of $18.6 million from December 31, 2015 and an increase of $90.3 million from March 31, 2015.

Total deposits were $1.34 billion at March 31, 2016, down $94.7 million from $1.44 billion at December 31, 2015 and were up $20.3 million, or 1.5 percent, from $1.32 billion at March 31, 2015.  The decrease in total deposits from December 31, 2015 was primarily in demand deposits and money market deposits for municipal and business customers deploying their seasonal increase of year-end deposits in the first quarter of 2016.  Higher costing time deposits were also down $2.3 million from December 31, 2015.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 1Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were slightly higher at March 31, 2016 compared to March 31, 2015 and December 31, 2015 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2016.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "expect," "may," "should," "will," "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future yield compression and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2015.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

EARNINGS SUMMARY	1st Qtr 2016	4th Qtr 2015	1st Qtr 2015
Total interest income	$13,008	$12,709	$12,011
Total interest expense	1,270	1,248	1,359
Net interest income	11,738	11,461	10,652
Provision for loan losses	(100)	(1,750)	(1,000)
Net interest income after provision for loan losses	11,838	13,211	11,652

NON-INTEREST INCOME
Deposit service charges	1,047	1,129	1,001
Net gains on mortgage loans	487	675	723
Trust fees	708	759	734
Other	2,366	1,940	1,837
Total non-interest income	4,608	4,503	4,295

NON-INTEREST EXPENSE
Salaries and benefits	6,187	6,194	6,182
Occupancy	982	891	972
Furniture and equipment	865	806	783
FDIC assessment	251	283	281
Administration and disposition of problem assets	411	1,720	827
Other	2,855	2,721	2,817
Total non-interest expense	11,551	12,615	11,862
Income before income tax	4,895	5,099	4,085
Income tax expense	1,400	1,561	1,245
Net income	$3,495	$3,538	$2,840

Basic earnings per common share	$0.10	$0.10	$0.08
Diluted earnings per common share	$0.10	$0.10	$0.08
Return on average assets	0.84%	0.85%	0.73%
Return on average equity	9.06%	9.40%	7.89%
Net interest margin	3.09%	3.03%	3.07%
Efficiency ratio	70.67%	79.02%	79.36%

BALANCE SHEET DATA Assets	March 31, 2016	December 31 2015	March 31, 2015
Cash and due from banks	$22,499	$29,104	$27,001
Federal funds sold and other short-term investments	72,104	152,372	107,078
Interest-bearing time deposits in other financial institutions	-	20,000	20,000
Securities available for sale	168,041	166,815	155,640
Securities held to maturity	51,303	51,856	43,042
Federal Home Loan Bank Stock	11,558	11,558	11,238
Loans held for sale	2,259	2,776	2,368
Total loans	1,216,184	1,197,932	1,135,311
Less allowance for loan loss	17,129	17,081	18,680
Net loans	1,199,055	1,180,851	1,116,631
Premises and equipment, net	50,944	51,456	52,506
Bank-owned life insurance	28,784	28,858	28,357
Other real estate owned	16,162	17,572	27,038
Other assets	17,276	16,425	19,310

Total Assets	$1,639,985	$1,729,643	$1,610,209

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$424,356	$477,032	$373,215
Interest-bearing deposits	916,478	958,480	947,301
Total deposits	1,340,834	1,435,512	1,320,516
Other borrowed funds	94,840	96,169	96,836
Long-term debt	41,238	41,238	41,238
Other liabilities	7,832	4,747	6,038
Total Liabilities	1,484,744	1,577,666	1,464,628

Shareholders' equity	155,241	151,977	145,581

Total Liabilities and Shareholders' Equity	$1,639,985	$1,729,643	$1,610,209

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly
	1st Qtr 2016	4th Qtr 2015	3rd Qtr 2015	2nd Qtr 2015	1st Qtr 2015
EARNINGS SUMMARY
Net interest income	$11,738	$11,461	$11,121	$10,845	$10,652
Provision for loan losses	(100)	(1,750)	(250)	(500)	(1,000)
Total non-interest income	4,608	4,503	4,484	4,512	4,295
Total non-interest expense	11,551	12,615	11,254	11,222	11,862
Federal income tax expense	1,400	1,561	1,400	1,420	1,245
Net income	$3,495	$3,538	$3,201	$3,215	$2,840

Basic earnings per common share	$0.10	$0.10	$0.09	$0.09	$0.08
Diluted earnings per common share	$0.10	$0.10	$0.09	$0.09	$0.08

MARKET DATA
Book value per common share	$4.58	$4.48	$4.42	$4.34	$4.30
Tangible book value per common share	$4.58	$4.48	$4.42	$4.34	$4.30
Market value per common share	$6.25	$6.05	$5.18	$5.30	$5.35
Average basic common shares	33,925,113	33,891,429	33,866,789	33,866,789	33,866,789
Average diluted common shares	33,925,113	33,891,429	33,866,789	33,866,789	33,866,789
Period end common shares	33,925,113	33,925,113	33,866,789	33,866,789	33,866,789

PERFORMANCE RATIOS
Return on average assets	0.84%	0.85%	0.77%	0.81%	0.73%
Return on average equity	9.06%	9.40%	8.64%	8.78%	7.89%
Net interest margin (fully taxable equivalent)	3.09%	3.03%	2.92%	3.01%	3.07%
Efficiency ratio	70.67%	79.02%	72.12%	73.07%	79.36%
Full-time equivalent employees (period end)	338	342	347	347	351

ASSET QUALITY
Gross charge-offs	$76	$252	$170	$202	$78
Net charge-offs	$(148)	$(614)	$(285)	$(1)	$(718)
Net charge-offs to average loans (annualized)	-0.05%	-0.21%	-0.10%	0.00%	-0.26%
Nonperforming loans	$427	$756	$4,211	$3,716	$9,811
Other real estate and repossessed assets	$16,162	$17,572	$25,671	$26,303	$27,076
Nonperforming loans to total loans	0.04%	0.06%	0.35%	0.33%	0.86%
Nonperforming assets to total assets	1.01%	1.06%	1.80%	1.86%	2.29%
Allowance for loan losses	$17,129	$17,081	$18,217	$18,181	$18,680
Allowance for loan losses to total loans	1.41%	1.43%	1.53%	1.61%	1.65%
Allowance for loan losses to nonperforming loans	4011.48%	2259.39%	432.61%	489.26%	190.40%

CAPITAL
Average equity to average assets	9.27%	9.07%	8.89%	9.18%	9.29%
Common equity tier 1 to risk weighted assets (Consolidated)	10.95%	10.75%	10.54%	10.87%	10.74%
Tier 1 capital to average assets (Consolidated)	11.69%	11.54%	11.34%	11.70%	11.90%
Total capital to risk-weighted assets (Consolidated)	15.01%	14.80%	14.61%	15.09%	14.97%
Common equity tier 1 to risk weighted assets (Bank)	13.41%	13.22%	12.98%	13.44%	13.31%
Tier 1 capital to average assets (Bank)	11.38%	11.24%	11.03%	11.38%	11.57%
Total capital to risk-weighted assets (Bank)	14.63%	14.43%	14.23%	14.69%	14.57%
Tangible common equity to assets	9.47%	8.79%	9.03%	9.09%	9.05%

END OF PERIOD BALANCES
Total portfolio loans	$1,216,184	$1,197,932	$1,192,878	$1,130,024	$1,135,311
Earning assets	1,518,752	1,602,599	1,527,714	1,480,839	1,471,945
Total assets	1,639,985	1,729,643	1,659,339	1,618,014	1,610,209
Deposits	1,340,834	1,435,512	1,366,849	1,327,813	1,320,516
Total shareholders' equity	155,241	151,977	149,733	146,843	145,581

AVERAGE BALANCES
Total portfolio loans	$1,202,682	$1,190,328	$1,155,339	$1,138,880	$1,120,395
Earning assets	1,539,166	1,527,116	1,532,562	1,460,025	1,415,643
Total assets	1,663,590	1,660,869	1,667,736	1,594,365	1,550,377
Deposits	1,365,881	1,365,990	1,376,257	1,302,349	1,271,228
Total shareholders' equity	154,244	150,583	148,214	146,404	144,062